Exhibit 99(a)(1)(J)

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Stock Option Exchange Program

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Summary of Highlights

• Purpose – replace certain out-of-the money options

• Eligibility

• Employee on July 29, 2004 thru August 25,2004

• Hold at least one eligible option on July 29th

• Have not received an option grant 6 months prior to July 29, 2004

• Eligible options – exercise price above $4.50

• Exchange is voluntary

• No tax consequence

•             New Options

•             Granted 6 months and one day from close of offering period – on or around February 28, 2005

•             Must be an employee on new date of grant

•             Grant price is based on the close of market on new grant date

•             ISO stock options

•             Vesting

•              50% on the first anniversary from date of grant

•              50% on the second anniversary from date of grant

•             Expiration is 5 years from date of new grant

•             Other terms of agreement remain the same

•             No longer a Bioject Employee or Leave of Absence

•             Before offering period ends – treated as if you elected not to participate

•             From cancellation to replacement – you will not receive any new options or compensation for cancelled options

•             From date of new grant – exercisable only to the extent they are vested.

•             Leave of absence – treated as an employee

•             In the event of a merger or acquisition

•             Seek to include a provision in a transaction

•             No guarantee that new options would be granted

•             Loss of potential appreciation of BJCT stock if you chose to exchange and stock price increases.

Option Ratio

Exercise Price Range	Exchange Ratio (old options to new options)	As an Example, if You Exchanged Options to Purchase 100 Shares, You Would Receive Options to Purchase the Following Number of Shares

$4.50 – $7.00	1.5 to 1	66

$7.01 - $10.00	2.5 to 1	40

$10.01 - $13.26	3.5 to 1	28

The Process

•             Choose options to cancel - must be entire amount of particular option

•             Complete and sign prepared election form

•             Return to me before the close of the offering – August 25, 2004

•             You may change your elections or withdraw from the exchange up until August 25, 2004

•             Irrevocably cancelled once offering period ends

•             No new options will be granted to those who participate in the program until after new grant date